Exhibit 1.03.1

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

In re
Baron Capital Trust,                    Case no. 04-24465-8PI
a Delaware business trust,              Chapter 11
Debtor.


_______________________________/

In re                                   Case no. 04-24463-PI
Baron Capital Properties, L.P.,         Chapter 11
a Delaware limited partnership,
Debtor.

_______________________________/

               DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

      Baron Capital Trust, a Delaware business trust (BCT), and its affiliated business, Baron Capital Properties, L.P., a Delaware limited partnership (BCP), both Chapter 11 Debtors and Debtors in Possession in cases that have been administratively consolidated by the captioned court, propose the following plan as their Joint Plan of Reorganization ("Joint Plan") pursuant to the provisions of Chapter 11 of the Bankruptcy Code. Reference is made to the Debtors' Joint Disclosure Statement ("Disclosure Statement"), distributed contemporaneously with this Joint Plan, for (a) a discussion of the Debtors' history, business, and results of operations, (b) a summary of significant events which have occurred to date in the Reorganization Cases, and (c) a summary of the Joint Plan and certain related matters, including the procedures for voting on the Joint Plan. All Holders of Claims and Interests against the Debtors who are entitled to vote on the Joint Plan are encouraged to read the Joint Plan and the Disclosure Statement in their entirety before voting to accept or reject the Joint Plan.

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                                    ARTICLE 1
                      DEFINED TERMS; RULES OF CONSTRUCTION

      1.1 Defined Terms

      As used in the Joint Plan, the following terms (which appear in the Joint Plan as capitalized terms) will have the meanings set forth below:

      1.2 All terms that relate to provisions of the Bankruptcy Code shall have the meaning provided in the Code and such cases that may interpret same.

      1.3 "Administrative Expense Bar Date" means the bar date(s) established by this Joint Plan or by separate order of the Bankruptcy Court.

      1.4 "Ballot" means the ballot accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Equity Interests entitled to vote on the Joint Plan will indicate their acceptance or rejection of the Joint Plan.

      1.5 "Bar Date" means the bar date(s) established by the Bankruptcy Court as the last day for filing Proofs of Claim against, or proofs of Equity Interests in, the Debtors, including with respect to executory contracts and unexpired leases that are rejected pursuant to the Joint Plan or otherwise pursuant to ss.365 of the Bankruptcy Code, which date shall be established by the order of such court, notice of which will then be provided to all parties in interest.

      1.6 "Business Day" means any day other than a Saturday, Sunday, or "legal holiday" as such term is defined in F.R.B.P. 9006(a).

      1.7 "Claim" has the meaning ascribed to such term in ss.101(5) of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, when used in the Joint Plan, the term "Claim" will be given the broadest possible meaning permitted by applicable law and will include all manner and type of claim, whenever and wherever such claim may arise. As used in the Joint Plan, the term "Claim" also includes a Claim against any Affiliate, the Holder of which holds or believes it holds a Claim against the Debtors.

      1.8 "Class" means a category of Claims or Equity Interests classified together as described in Article 2 of this Joint Plan.

      1.9 "Clerk's Office" means the Office of the Clerk of the Bankruptcy Court located in Suite 727, Sam M. Gibbons United States Courthouse, 801 North Florida Avenue, Tampa, Florida 33602-3826.

      1.10 "Confirmation" or "Confirmation of the Joint Plan" means the approval of the Joint Plan by the Bankruptcy Court by entry of the Confirmation Order.


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      1.11 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court pursuant to F.R.B.P. 5003(a).

      1.12 "Confirmation Hearing" means the hearing(s) which will be held before the Bankruptcy Court pursuant to ss. 1128(a) of the Bankruptcy Code in which the Debtor will seek Confirmation of the Joint Plan.

      1.13 "Confirmation Order" means the order of the Bankruptcy Court in the Reorganization Cases confirming the Joint Plan pursuant to ss. 1129 and other applicable sections of the Bankruptcy Code, as it may be amended.

      1.14 "Debtors" mean both BCT and BCP.

      1.15 "Debtors in Possession" means both BCT and BCP.

      1. 16 "Disclosure Statement" means the Debtors' Joint Disclosure Statement under Chapter 11 of the United States Bankruptcy Code, including all exhibits, appendices, and schedules attached thereto, as filed by the Debtors pursuant to ss. 1125 of the Bankruptcy Code in the Reorganization Cases and approved by the Bankruptcy Court, as such Disclosure Statement may be further amended, supplemented, or modified from time to time.

      1.17 "Distribution Date" means the date selected by the Liquidating Trust (as defined below) for any distribution to Holders of Allowed Unsecured Claims or Interests.

      1.18 "Effective Date" means that date thirty (30) days after the Confirmation Order becomes a Final Order and no longer subject to a timely appeal. If a timely appeal is filed, the Effective Date shall be thirty (30) days after the date on which it is determined that such appeal does not stay the consummation of this Joint Plan.

      1.19 "Equity Interests" means the interests held by all Holders of Shares in BCT and/or the Holders of Units in BCP.

      1.20 "Joint Plan" means this Joint Plan of Reorganization, as the Joint Plan may be further amended, supplemented, modified, amended and restated from time to time in accordance with the provisions of the Joint Plan and the Bankruptcy Code.

      1.21 "Liabilities" means any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness of any and every kind and nature whatsoever, whether heretofore, now or hereafter owing, arising, due or payable, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, foreseen or unforeseen, in law, equity or otherwise, of or relating to the Debtors or any Affiliate, successor or assign thereof, or otherwise based in whole or in part upon any act or omission, transaction, event or other occurrence taking place prior to the date the Reorganization Cases are closed that in any way relate to the Debtors or any Affiliate, successor or assign thereof, any other assets of the Debtors, the business or operations of the Debtors, the Reorganization Cases, or the Joint Plan, including any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness based in whole or in part upon any Claim of or relating to successor liability, transferee liability, or other similar theory.


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      1.22 "Liquidating Trust" means the grantor trust that is being formed pursuant to this Joint Plan in order to liquidate the assets of the Debtors and make the distributions to Creditors and Equity Security Holders pursuant to the provisions of this Joint Plan. A copy of the Liquidating Trust Agreement is attached to the Disclosure Statement that accompanies this Joint Plan.

      1.23 "Liquidating Trustee" means the trustee or his/her successor appointed to act in accordance with the provisions of the Joint Plan as the trustee of the Liquidating Trust.

      1.24 "Non-Consenting Equity Holders" means limited partners that hold limited partnership interests in certain limited partnerships that were the subject of a publicly registered exchange offering completed by BCP, one of the Debtors, pursuant to which such limited partners were given the opportunity to transfer their limited partnership interests in such limited partnerships to BCP in exchange for Units, but such limited partners declined to so exchange their limited partnership interests and instead remained limited partners in such limited partnerships while BCP acquired all other limited partnership interests in such limited partnerships in the offering.

      1.25 "Reorganized Debtors" means the Debtors on and after the Effective Date as reorganized pursuant to the Joint Plan.

      1.26 "Shareholder" means a person or entity that holds one or more Shares.

      1.27 "Shares" mean shares of beneficial interest in BCT.

      1.28 "Unit Holder" means a person or entity that holds one or more Units.

      1.29 "Units" means units of limited partnership interest in BCP.

                                    ARTICLE 2
                        DESIGNATION OF CLASSES OF CLAIMS

2.1 Class 1: Administrative Claims

      Class 1 shall consist of all allowed Administrative Claims.

2.2 Class 2: Priority Claims

      Class 2 shall consist of all Allowed Priority Claims including unsecured priority tax claims.

2.3 Class 3: Secured Tax Claims

      Class 3 shall consist of any taxes owing to any governmental unit, if any, that are secured by property of the estates of the Debtors.


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2.4 Class 4: Lending Partnership Claims

      Class 4 shall consist of the Claims of the limited partnerships listed below that arise out of circumstances where such limited partnerships were owed money by affiliates and sub-partnerships of the Debtors for principle, interest, attorney fees and other charges and were unpaid by such affiliates. In addition the loans were to be made to one specific affiliate but the loan proceeds may have been diverted by prior management to other affiliates. Even though these loans were in default by affiliates, income of such affiliates was improperly diverted to the Debtors as the equity security holders of such affiliates:

      Sub-Class 4 A: (Claims of holders of second mortgage debt in default with limited recourse to the Debtors where principal was paid and the Claims are limited to unpaid interest)

      This Sub-Class consists of those certain limited partnerships that have been paid the full amount of the principal balance due on promissory notes they have held and were to receive Shares of BCT in lieu of interest that was due pursuant to a certain Settlement and Release Agreement effective as of January 1, 2004 on behalf of both of the Debtors. Such Shares have never been issued and the Debtors are in default of their obligations pursuant to the aforementioned agreement. Members of this Class are:

      Lender Partnerships
      -------------------
      Baron Mortgage Development Fund XXXIII, L.P.
      Baron Mortgage Development Fund XXXIV, L.P.
      Baron Mortgage Development Fund XXXVI, Ltd.
      Baron Strategic Investment Fund VII, Ltd.
      Baron Mortgage Development Fund XII, Ltd.

      Sub-Class 4 B: (Claims of holders of second mortgage debt in default with limited recourse to the Debtors where the mortgaged property has been sold and the proceeds of sale are held in escrow)

      This Sub-Class consists of one creditor, Baron Mortgage Development Fund XXXIV, L.P. which is the limited partnership that lent money to a sub-partnership of BCP, Pineview Apartments Ltd., owner of a residential apartment property known as Pineview, under an Agreement that it would be paid the loan together with interest, attorney fees and certain extension premiums. The loan is past due and in default. The property has already been sold.

      Sub-Class 4 C: (Claims of holders of second mortgage debt in default with limited recourse to the Debtors where the mortgaged property remains unsold)

      The members of this sub-class consist of certain limited partnerships listed below that lent money to a number of different affiliates and sub-partnerships of the Debtors that own different residential apartment properties. All of the loans are in default and all of the class members are due interest, principal, attorney fees and certain extension premiums. Each sub-class member and the corresponding borrowing sub-partnership affiliate of the Debtors are


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set forth below and the respective residential apartment property owned by each such borrowing sub-partnership is identified in parentheses below:

      (i) Lender Partnership: Income Investors II, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses):

      Florida Capital Income Fund II, Ltd. (Forest Glen I)
      Realty Opportunity Income Fund VIII, Ltd. (Forest Glen II) Florida Income Advantage Fund I, Ltd. (Forest Glen III) Florida Income Appreciation Fund I, Ltd. (Forest Glen IV) Midwest Income Growth Fund VI, Ltd. (Brookwood Way)
      Central Florida Income Appreciation Fund, Ltd. (Laurel Oaks)

      (ii) Lender Partnership: Baron Mortgage Development Fund XXXIV, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses):

      Country Square Apartments, Ltd. (Country Square I)
      Curiosity Creek Apartments, Ltd. (Curiosity Creek)
      Independence Villiage, Ltd. (Lamplight Court)
      Longwood Apartments, Ltd. (Longwood I)
      Florida Opportunity Income Partners II, Ltd., (Meadowdale)

      (iii) Lender Partnership: Baron Mortgage Development Fund XXXIII, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Sunrise Apartments, Ltd. (Sunrise I)

      (iv) Lender Partnership: Baron Mezzanine Fund XXXIV, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Sunrise Apartments, Ltd. (Sunrise I)

      (v) Lender Partnership: Baron Mezzanine Fund XXXVII, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses):

      Curiosity Creek Apartments, Ltd. (Curiosity Creek)
      Florida Opportunity Income Partners II, Ltd. (Meadowdale)


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      (vi) Lender Partnership: Baron Mezzanine Fund XXXVIII, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Country Square Apartments, Ltd. (Country Square I)

      (vii) Lender Partnership: Baron Mezzanine Fund XXXIX, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Florida Opportunity Income Partners II, Ltd. (Meadowdale)

      (viii) Lender Partnership: Baron First Mortgage Development Fund XVII, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Curiosity Creek Apartments, Ltd. (Curiosity Creek)

      (ix) Lender Partnership: Lakeside of Independence Fund, Ltd., a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Florida Opportunity Income Partners II, Ltd. (Meadowdale)

      (x) Lender Partnership: Florida Income Investors, Ltd, a limited partnership

      Borrowing Affiliate of Debtors (residential apartment property name identified in parentheses): Florida Capital Income Fund II, Ltd. (Forest Glen I)

2.5 Class 5: Unsecured Claims

      Class 5 shall consist of all Allowed Unsecured Claims against the Debtors, including, without limit, under-secured portions of Secured Claims, if any, and rejection damages.

2.6 Class 6: Equity Interests

      Class 5 shall consist of all Equity Interests held in BCT by its Shareholders and in BCP by its Unit Holders. Each Unit Holder, at its sole option, may elect to exchange all its Units of BCP into an equivalent number of Shares in BCT. Each Unit is therefore equal to each Share.


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2.7 Class 7: Non-Consenting Equity Holders

      Class 7 shall consist of limited partners that hold limited partnership interests in certain limited partnerships that were the subject of a publicly registered exchange offering pursuant to which such limited partners were given the opportunity to transfer their limited partnership interests in such limited partnerships to BCP in exchange for Units, but such limited partners declined to so exchange their limited partnership interests and instead remained limited partners in such limited partnerships while BCP acquired all other limited partnership interests in such limited partnerships in the offering. BCP acquired less than all, but at least 90%, of the units of limited partnership interest in those limited partnerships that own equity and debt interests in residential apartment properties. The members of this class 7 consist of the limited partners that did not exchange their interests. Under the terms of the exchange offering, non-participating limited partners retained certain rights. Those rights included their right to consent before permitting a sale of the partnerships assets, a termination of the partnership, the dissolution of the partnership and the appointment of a liquidating trustee.

                                    ARTICLE 3
                       TREATMENT OF ADMINISTRATIVE CLAIMS

3.1 Class 1: Administrative Claims

      Except as otherwise provided in this Section, each allowed Administrative Claim not incurred in the ordinary course of business of the Debtors in Possession shall be paid (a) in full, in cash, on or before the later of (i) the Effective Date or (ii) ten (10) days after the date the order allowing such Administrative Claim becomes a Final Order, or (b) under such other terms as may be agreed upon by both the Holder of such Administrative Claim and the Debtors in Possession or the Reorganized Debtors (as the case may be).

      Administrative Expense Claims representing obligations incurred in the ordinary course of business of the Debtors in Possession shall be paid by the Debtors in accordance with ordinary business terms or the terms and conditions of any governing agreement or other applicable law relating thereto.

                                    ARTICLE 4
                               TREATMENT OF CLAIMS
                   THAT ARE NOT IMPAIRED UNDER THIS JOINT PLAN

4.1 Class 2: Priority Claims

      Claims in Class 2 are not Impaired under this Joint Plan. Unless otherwise agreed or otherwise ordered by Final Order, each Holder of a Class 2 Claim shall receive, in full and final satisfaction of such Class 2 Claim; (a) cash equal to the unpaid portion of such Allowed Claim on the later of (i) the Effective Date or (ii) ten (10) days after entry of the Final Order determining that such Claim is a Class 2 Allowed Claim, or (b) under such other terms as


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may be agreed upon by the Holder of the Class 2 Allowed Claim and the Debtors in
Possession or the Reorganized Debtors (as the case may be). The Debtors are not aware of any Class 2 creditors.

4.2 Class 3: Secured Tax Lien Claims

      Claims in Class 3 are not Impaired under this Joint Plan. Unless otherwise agreed or otherwise ordered by Final Order, each Holder of a Class 3 Claim shall receive, in full and final satisfaction of such Class 3 Claim: (a) cash equal to the unpaid portion of such Allowed Claim on the later of (i) the Effective Date or (ii) ten (10) days after entry of the Final Order determining that such Claim is a Class 3 Allowed Claim, or (b) under such other terms as may be agreed upon by the Holder of the Class 3 Allowed Claim and the Debtors in Possession or the Reorganized Debtors (as the case may be). The Debtors are not aware of any Class 3 creditors.

                                    ARTICLE 5
           TREATMENT OF CLAIMS THAT ARE IMPAIRED UNDER THIS JOINT PLAN

5.1 Class 4: Lending Partnership Claims

      The Class 4 creditors including all Sub-Class members are impaired under this Joint Plan.

      Sub-Class 4 A:

      Members of this Sub-Class will be paid an amount equal to the interest that would have accrued through the date of the filing of the petition on the principal balance at the rate of six percent (6%) per annum. No interest will accrue during the post petition period. Payment will be made thirty (30) days after the Effective Date.

      Sub-Class 4 B:

      The Member of this Sub-Class shall be paid the full amount of the principal component of its Claim together with interest accruing on the principal balance only at the rate of six percent (6%) per annum prior to the date of the filing of the petition and interest accruing on the principal balance only at four percent (4%) per annum during the post petition time period. Payment will be made thirty (30) days after the Effective Date.


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      Sub-Class 4 C:

      Each Member of this Sub-Class shall be paid the full amount of the principal component of its Claim together with the maturity payment premium, reasonable attorney fees incurred by them and the extension fee together with interest accruing on the principal balance only at the rate of six percent (6%) per annum prior to the date of the filing of the petition and interest accruing on the principal balance only at four percent (4%) per annum during the post petition time period. The payment of one half (1/2) of the accrued interest and the reasonable attorney fees will be made ninety (90) days after the Effective Date and the payment of the remaining one half (1/2) of the accrued interest will be made one hundred eighty (180) days after the Effective Date. The payment of the principal balance, extension fee, maturity payment premium and any interest that has accrued on the principal balance will be paid simultaneously with the sale of the real estate property owned by the corresponding borrowing affiliate of the Debtors or February 1, 2008, whichever first occurs.

5.2 Class 5: Unsecured Claims

      The Class 5 Creditors are Impaired under the Joint Plan. Claimants holding Allowed Class 5 Claims shall receive one hundred percent (100%) of their indebtedness, without interest, by quarterly payments of twenty-five (25%) percent, the first of which quarterly payments shall be made ten (10) days after the Effective Date and continue for three (3) additional quarters thereafter until paid in full.

5.3 Class 6: Equity Interests

      Class 6 shall consist of the Equity Interests of the Debtors. These interests are Impaired. All Shares in BCT and all Units in BCP shall be cancelled. Each Shareholder and each Unit Holder shall receive a beneficial interest in the Liquidating Trust formed in accordance with this Joint Plan ("Trust Interest"). Each Share and each Unit cancelled shall entitle each Shareholder and Unit Holder to a number of Trust Interests equal to the number of Shares or Units they hold. Each Shareholder and each Unit Holder will be required to surrender the instrument that evidences ownership of such Shares or Units to the Liquidating Trust and shall receive in return written notice of their respective Trust Interest. Each holder of a Trust Interest shall receive a pro rata distribution (such pro ration to be based on the number of outstanding Trust Interests) upon the liquidation of the Trust Assets (as such term is defined below) after the payment of all superior claims and the expenses incurred by the Liquidating Trustee. The timing of each distribution shall be determined in the sole discretion of the Liquidating Trustee and may be made in installments or in one lump sum upon the final liquidation of all Trust Assets. The Liquidating Trustee may distribute the net proceeds of the liquidation of the Trust Assets as they are realized but must at all times retain sufficient funds to pay for the ongoing expenses of the Liquidating Trust and such funds that are deemed necessary to preserve the remaining assets of the Liquidating Trust. Notwithstanding anything in the Joint Plan to the contrary there shall be no distributions to the Equity Interests of the Debtors until all distributions have been made to the parties in interest (such as unsecured creditors) entitled to priority.


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5.4 Class 7: Non-Consenting Equity Holders

      Members of this Class of interest holders shall be impaired to the extent that the Liquidating Trustee is authorized pursuant to the provisions of this Joint Plan to liquidate the Real Estate that is owned by the respective limited partnership in which the Non-Consenting Equity Holder has an interest. Each Non-Consenting Equity Holder will still receive the portion of the net equity available after sale of such property attributable to its limited partnership interest. The impairment of their rights shall be the elimination of the need to obtain their consent for: the sale of real estate held by the limited partnership in which they have an interest; the termination of operations of the limited partnership; the dissolution of such partnership; and, the appointment of a liquidating trustee to liquidate the assets of the partnership in accordance with this joint plan. The Liquidating Trustee will be obligated, however, to sell such property in a reasonable manner for a reasonable price.

                                    ARTICLE 6
                        MEANS OF EXECUTION OF JOINT PLAN

6.1 Determination of Claims

      Unless otherwise ordered by the Bankruptcy Court, and except as to any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases, if any, all objections to Claims shall be filed with the Bankruptcy Court by no later than sixty (60) days after the Effective Date. Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases shall be filed by the later of (a) sixty
(60) days after the Effective Date or (b) the date sixty (60) days after the Debtor or other parties in interest receive actual notice of the filing of such Claim.

      Disputed Claims shall be fixed or liquidated in the Bankruptcy Court as core proceedings within the meaning of 28 U.S.C. ss. 157(b)(2)(B) unless the Bankruptcy Court orders otherwise. If the fixing or liquidation of a Contingent or Unliquidated Claim would cause undue delay in the administration of the Reorganization Cases, such Claim shall be estimated by the Bankruptcy Court for purposes of allowance and distribution. Upon receipt of a timely-filed Proof of Claim, the Debtors, or other parties in interest, may file a request for estimation along with their objection to the Claims set forth therein. The determination of Claims in estimation hearings shall be final and binding for purposes of establishing the maximum amount of the Claims for purposes of allowance and distribution. Procedures for specific estimation hearings, including provision for discovery, shall be set by the Bankruptcy Court giving due consideration to applicable Bankruptcy Rules and the need for prompt determination of the disputed Claim.


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6.2 Means of Implementation

      On the Effective Date the "Liquidating Trust" shall be created. All assets of BCP, which consist primarily of all or substantially all of the limited partnership interests in limited partnerships which own equity or debt interests in residential apartment properties and whose respective general partners are wholly owned by BCT, together with all of BCP's other assets, shall be conveyed on the Effective Date to the Liquidating Trust. All assets of BCT, which consist of its interest as the General Partner of BCP, its ownership of approximately 30.3% of the outstanding Units of BCP, its ownership of all outstanding shares of Barcap Realty Services Group, Inc., and its interest as 100% shareholder of numerous general partners of the limited partnerships controlled by BCP, together with all other assets of the Debtors, except for those assets that may be abandoned, shall be deemed to have been conveyed on the Effective Date to the Liquidating Trust. All of these assets and the various general partnership interests, limited partnership interests, and real property, personal property, notes and mortgages that may be owned by such limited partnerships or the Debtors that are deemed to have been so conveyed shall be referred to as the "Trust Assets".

      The purpose of the Liquidating Trust is to liquidate the Trust Assets and conserve and protect them until such time as the Trust Assets and their proceeds can be distributed in accordance with this Joint Plan. The Liquidating Trust shall have no objective to continue or engage in the conduct of a trade or business and shall only take such action as is necessary to preserve and liquidate the Trust Assets.

      Jerome S. Rydell is appointed the Liquidating Trustee. Mr. Rydell will be vested with all right, title and interest in any and all of the Trust Assets. He will have the obligation, in his capacity as Trustee only, of liquidating Trust Assets and of paying the liabilities and making all distributions due under this Joint Plan.

      The powers of the Liquidating Trustee shall be all of those powers of a trustee of a liquidating trust, including but not be limited to the powers to:

            A. Receive all right, title and interest in any of the Trust Assets as Liquidating Trustee;

            B. Sell, liquidate or otherwise dispose of Trust Assets and execute all deeds, discharges, checks and other instruments in connection with the Trust Assets and the various general partnership interests, limited partnership interests, and real property, personal property, notes and mortgages that may be owned by such limited partnerships and comprise the Trust Assets;

            C.    Compromise any claim against the Trust Assets;

            D. Pursue any claim that may be held in the Trust Assets in a court of competent jurisdiction and, where appropriate, compromise or settle such claims;

            E. Retain a managing agent, counsel and any other professionals such as accountants, appraisers, insurance adjustors or real estate brokers;

            F.    Engage contractors to repair any of the Trust Assets;

            G.    Abandon any Trust Assets that may later be deemed burdensome;

            H. Borrow funds to be used to repair or preserve Trust Assets and to encumber any Trust Assets to secure such loans;

            I.    Be reimbursed for any out of pocket expenses; and,

            J. Be paid a fee of $80 per hour and an appropriate bonus based upon success and determined in the sole discretion of the former Independent Trustees of


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                  Baron Capital Trust so long as and only so long as all
                  creditors have been paid in full.

      In addition to those powers described above, the Liquidating Trustee shall be authorized to employ Professional Management Company, LLC to assist him in whole or in any part to exercise his duties as Liquidating Trustee; and, he will be authorized to delegate certain of his duties to such company. The Joint Plan and the Confirmation Order may be relied upon by all parties dealing with the Liquidating Trustee as evidence of the Liquidating Trustee's broad authority to take all actions necessary or desirable to carry out the terms of this Joint Plan and the Liquidating Trust.

      Robert S. Hobbs and James S. Duberstein, who were both the Independent Trustees of Baron Capital Trust, will continue to act as independent agents of the Trust beneficiaries with regard to the operations of the Liquidating Trust. They will continue to be compensated in the same manner as they were compensated by Baron Capital Trust prior to the filing of these proceedings ($6,000 per year, or partial year if this Trust is terminated before a year end, and reimbursement of all out of pocket expenses incurred in connection with their duties). They will determine all compensation of the Liquidating Trustee and the payments due the management company. In the event that there is a conflict of interest of any kind between the Liquidating Trust and the Liquidating Trustee or management company Mr. Hobbs and Mr. Duberstein will act on behalf of the Liquidating Trust.

      The Liquidating Trust shall indemnify the Liquidating Trustee, Mr. Hobbs, Mr. Duberstein and Professional Management Company, LLC for any liability they may incur by virtue of performing their duties. The Liquidating Trust shall provide errors and omissions insurance in an appropriate amount; or, if such insurance is unavailable and if such insurance can be obtained by Professional Management Company, LLC the Liquidating Trustee shall reimburse the management company for the cost of the premiums and any applicable deductible.

      The Liquidating Trustee shall serve for the duration of the Liquidating Trust, subject to earlier death, resignation or incapacity. A replacement Liquidating Trustee shall be chosen by the vote of the holders of the Trust Interests. The Liquidating Trustee's authority will be derived from the Joint Plan and not from the Bankruptcy Court. The Liquidating Trust will not be monitored by the Office of the United States Trustee or the Court.

      Within sixty (60) days after the conclusion of each calendar year, the Liquidating Trustee shall submit a report to the holders of the Trust Interests, setting forth in appropriate detail all funds received, all funds distributed, and the amount, date, and identity of each payee or claimant to which a distribution has been made. The report shall also include the status of liquidation of Trust Assets and the status of any litigation. Neither the Liquidating Trust, the Liquidating Trustee, nor any manager, agents, attorneys or accountants of the Liquidating Trust or the Liquidating Trustee shall be liable for any damages to any third parties, unless caused by their respective gross negligence or intentional misconduct.

      The business records of the Debtors and their affiliates will be retained in whole or in part for a period not less than two years for the Effective Date and not more than seven years from the effective date.

      A full copy of the "Liquidating Trust Agreement", which will govern the operations of the Liquidating Trust and the rights and obligations of the Liquidating Trustee, is attached as an exhibit to the Disclosure Statement that accompanies this Joint Plan.


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

6.3 Cure or waiver of "defaults" under any mortgage document that encumbers real estate owned by Debtors' partnership subsidiaries

      The Debtors own a number of subsidiary partnerships that own equity or debt interests in various multifamily residential apartment properties. BCP owns all or substantially all of the limited partnership interests in these limited partnerships and BCT owns all of the stock in the general partners of such limited partnerships. The following are some of the mortgagees (and representatives of mortgagees) of these limited partnerships that own equity and debt interests in multifamily residential apartment properties:

      GMAC Commercial Mortgage Corporation
      Column Financial, Inc.
      Huntington Capital Corporation
      Prudential Mortgage Capital Company, LLC
      LaSalle Bank N.A.
      Intervest National Bank
      KeyBank Real Estate
      Midland Bank
      Wachovia Securities LLC
      Criimi Mae Inc.

      This Joint Plan and the order confirming this Joint Plan shall prohibit any of these mortgagees from declaring or enforcing a default that arises out of either the transfer of the ownership interest in the general partners or limited partners of the limited partnerships referred to above or any change in the management of the multifamily residential apartment properties owned by such limited partnerships.

      This cure of such defaults is pursuant to the provisions of 11 USC ss. 1123 (a) (5) (G) and 11 USC ss. 105.

6.4 Unclaimed Distributions

      If the Holder of an Allowed Claim fails to negotiate a check issued to such Holder within ninety (90) days of the date such check was issued, the amount of Cash attributable to such check shall be deemed to be unclaimed.

      If a distribution pursuant to the Joint Plan to any Holder of an Allowed Claim or Interest is returned to the Reorganized Debtors, due to an incorrect or incomplete address for the Holder of such Allowed Claim, and no claim is made in writing to the Reorganized Debtors, as the case may be, as to such distribution within forty-five (45) days of the return of such distribution, then the amount of Cash attributable to such distribution shall be deemed to be unclaimed.

      Any distribution that remains unclaimed sixty (60) days prior to the final distribution date together with any final distribution due shall be deemed forfeited.


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

6.5 Effective Date

      The Effective Date of this Joint Plan shall be that date thirty (30) days after the Confirmation Order becomes a Final Order and is no longer subject to a timely appeal. If a timely appeal is filed the Effective Date shall be thirty
(30) days after the date on which it is determined that such appeal does not stay the consummation of this Joint Plan.

6.6 Notices

      All notices required by the Joint Plan shall be in writing, addressed as follows:

      If to Debtors: BCT/BCP

                     Attention:  Jerome S. Rydell, President
                     Baron Capital Properties, L.P.
                     109 W. Commercial Street
                     Sanford, FL 32771

      With Copy to:

                     Larry Foyle
                     Centre Square
                     1505 North Florida Ave.
                     P.O. Box 800
                     Tampa, Florida 33601

                     And to:
                     Jerome D. Frank
                     30833 Northwestern Hwy
                     Suite 205
                     Farmington Hills, MI 48334

6.7 Rejection of Executory Contracts and Unexpired Leases

      Each of the Debtors hereby rejects, pursuant to ss.365 of the Bankruptcy Code, any and all of its executory contracts and unexpired leases not assumed or renegotiated in the Reorganization Cases under this Joint Plan. See Exhibit "A."

6.8 Release, Injunction, and Compromise

      The rights afforded to the Holders of Claims and Equity Interests by and in the Joint Plan shall be in exchange for and in complete release and satisfaction (to the fullest extent permitted by applicable law) of all Claims of any nature whatsoever against the Debtors (and all of their respective officers and employees). Except as expressly provided in the Joint Plan or in the Confirmation Order, or as agreed by the Debtors in any stipulation of compromise


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

or settlement approved by the Bankruptcy Court prior to the Effective Date, the entry of the Confirmation Order shall operate as a release to the fullest extent permitted by applicable law, effective as of the Effective Date, of any and all Claims of any nature whatsoever of Holders of Claims and Equity Interests against the Debtors (and all of their respective agents) that arose at any time before the Effective Date, including, but not limited to, all principal and interest, whether accrued before, on, or after the Petition Date.

On the Effective Date, as to every debt and Claim, each Holder of a Claim or Equity Interest shall be forever precluded and permanently enjoined to the fullest extent permitted by applicable law from asserting directly or indirectly against the Debtors, or against their respective assets, agents, or properties, any other or further Claim based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or that occurs in connection with implementation of the Joint Plan. The rights granted under this Article VI are cumulative and with (and not restrictive of) any and all rights and benefits that the Debtors or their respective agents have or obtain pursuant to any provision of the Bankruptcy Code.

      The releases and injunctions referred to above are not intended to adversely impact any obligation of a Creditor against any previous or current officer or representative of the Debtors based upon the individual's guaranty or endorsement.

6.9 Preservation of Causes of Action

      Notwithstanding anything contained herein to the contrary, confirmation of the Joint Plan shall not act as a release, waiver, extinguishment, or forfeiture of any cause of action asserted or assertable by the Debtors prior to the Effective Date, which claims include but are not limited to any and all claims under Chapter 5 of the Bankruptcy Code and various causes of action which may exist against Gregory McGrath, Mark Wilson or Robert Astorino (or any entity with which they may be affiliated and which may be liable for their actions) for fraud, defalcation, breach of fiduciary duty or any other related claim held by the Debtors. In addition to the claims against former officers this plan shall also not act as a waiver of any claims that exist on behalf of either Joint Debtor against certain insurance companies who have refused to honor their obligations for damages sustained by property of the Debtors' affiliates and for claims that may be asserted against a company doing business as RNLI that provided "labor leasing" for the Debtors and have failed to return the Debtors' deposit and may have overcharged the Debtors for workmen's compensation insurance. Any and all of these causes of action are not only preserved by this Joint Plan but shall be deemed assigned to the Liquidating Trust and can be pursued by the Liquidating Trustee.

6.10 De Minimus Distributions

      To avoid the disproportionate expense and inconvenience associated with making distributions in amounts of less than $50.00 each, with respect to Allowed Unsecured Claims, the Reorganized Debtors shall be excused from making distributions in amounts of less than $50.00 each and can accumulate the distribution until an amount greater than $50.00 is due. If less than $50.00 remains due at the time of final distribution for such claim a distribution will be made in such lesser amount.


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

6.11 Transfer taxes or fees

      The loans, transfers and assignments, set forth herein and authorized by Order of Court, are in contemplation and furtherance of the confirmation of the Plan of Reorganization. Therefore, pursuant to ss.1146(c), of the Bankruptcy Code, the making and delivery of the instruments of transfer to effectuate the vestment and transfer of any property shall not be taxed under any law imposing any recording, registration, intangible, or documentary stamp tax or fee, or a similar tax or fee including any applicable transfer taxes or fees, sales taxes or mortgage recording taxes or fees.

6.12 Retention of jurisdiction

      Until the Effective Date, the Debtors shall remain subject to the Bankruptcy Case under Chapter 11 of the Bankruptcy Code, and the Bankruptcy Court shall retain its jurisdiction therein. Thereafter, the Bankruptcy Court shall retain jurisdiction only for the following purposes:

      1. The determination of the classification of any Claim under the Joint Plan, the re-examination of the Claims which have been allowed for purposes of voting, and the determination of objections to Claims. The failure of the Debtors to object to or to examine any Claim for the purposes of voting shall not be deemed to be a waiver of the rights of the Debtors to object to or to re-examine the Claim in whole or in part.

      2. The determination and allowance of compensation to those persons entitled to receive compensation for services rendered prior to the Effective Date pursuant to the Bankruptcy Code.

      3. The determination of all questions and disputes regarding title to the assets of the estate, and the determination of all causes of action, controversies, disputes or conflicts preserved in this Joint Plan, including, but not limited to, causes of action under Chapter 5 of the Bankruptcy Code, whether or not subject to any action pending as of the Confirmation Date, between the Debtors and any other party.

      4. The correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in the Joint Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of the Joint Plan.

      5. The modification of this Joint Plan after the Confirmation Date.

      6. The enforcement and interpretation of the terms and conditions of this Joint Plan.

      7. The entry of any order, including injunctions, necessary to enforce the title, rights and powers of the Liquidating Trustee and to enforce the provisions of the Liquidating Trust as the Bankruptcy Court may deem necessary.

      8. The determination of whether a default has occurred under this Joint Plan and the making of such orders as the Bankruptcy Court deems necessary to enforce the provisions of this Joint Plan, including, but not limited to, ordering the modification of the Joint Plan.

Dated this 25th day of July, 2005

On behalf of Baron Capital Trust and on behalf of Baron Capital Properties, L.P. as its general partner


                                        /s/ J. Stephen Miller
                                        ----------------------------------------
                                    By: J. Stephen Miller
                                      Its: Vice President


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